EXHIBIT 99.1

Sun American Bancorp Reports First Quarter 2009 Results

BOCA RATON, Fla., April 30, 2009 (GLOBE NEWSWIRE) -- Sun American Bancorp (Nasdaq:SAMB) ("Sun American"), the bank holding company for Sun American Bank, today announced its First Quarter 2009 Results.

Unaudited Financial Highlights --

 -- Total assets increased by $11 million or 2% from year end.
 -- Cash balances increased by $22 million or 132% from year end.
 -- Net loans decreased by $11.5 million or 3% from year end.
 -- Total deposits increased by $16 million or 3.6% from year end.
 -- Core customer deposits increased by $22 million or 8% from year end.
 -- Non-performing assets increased to $49.9 million or 10.82% of assets from $29.8 million or 5.1% of assets at year end.
 -- Net interest margin ("NIM") was 2.03% compared to 3.44% for all of 2008 and compared to 3.74% in Q1 2008.
 -- Average cost of funds decreased to 3.37% at March 31, 2009 compared to 3.59% for 2008.
 -- Tangible common equity as a percentage of tangible assets of 6.10%
 -- First quarter net loss of $5.3 million or $.52 per share.

"The challenges that face Sun American Bank and the South Florida banking industry remained with us during the first quarter of 2009," said Chief Executive Officer and Chairman Michael E. Golden. "One of our main challenges, our loan portfolio, is a direct result of the disastrous local and world wide economy. We are facing 10 % unemployment in South Florida currently and it looks like it will get worse before it gets better. Until such time as the economy improves Sun American Bank, along with all community banks, will have to deal with the uncontrollable challenges; such as borrowers not paying their loans on a timely basis, not having the capacity any longer to make the payments, and dealing with continuing drop in the value of commercial real-estate values. When all of the above has subsided we will then be able to get back to business as usual. There are some positive results showing up among the large investment banks, which are not truly commercial banks let alone community banks, but we do not have the added advantage of having trading desks, financial advisors, and other sources of derivative income. Community banks like us earn our money from loans from local borrowers who use real estate as their collateral."

"Our deposit base does remain strong and has grown during the first quarter 3.6% or $16 million. Our core deposits increased 8% or $22 million. Our cash balance also increased $22 million or 132%. The average cost of funds decreased and we believe it will continue to decrease going forward. This indicates that our existing customers and new ones alike continue to bank with us and show confidence in us. The loan loss provision for the first quarter of 2009 was $2.8 million compared to $2.3 million for the fourth quarter of 2008. Our controllable operating expenses decreased by $579,000 in the first quarter of 2009 and I expect this trend to continue," said Mr. Golden.

"Management is focused on selling off the non performing loans and in general is working with our borrowers in order to mitigate their financial burdens. We continue to focus on raising capital through all means available to us. We have had many meetings in the last six months with private equity firms and other groups that have come to us or have been directed to us through our investment Banking firm Keefe, Bruyette & Woods, Inc."

"We maintain that Sun American Bank is a valuable entity with a strong infrastructure, good business model, platform and footprint. This too will come to an end and we will show more positive results. As we all know the economy will eventually turn up."

Unaudited Operating Results

Sun American Bancorp's quarterly net interest income was $2.7 million compared to $3.7 million in the fourth quarter of 2008. This decrease was largely due to interest reversals on new non-accruing loans which totaled $357,000 in the first quarter of 2009. Also the overall average loan portfolio yield decreased from 6.99% for the year ended December 31, 2008 to 5.62% at March 31, 2009.

The NIM for the three months ended March 31, 2009 was 2.03% compared to 3.44% for 2008.

Interest and fees on loans decreased 17% to $5.9 million in the first quarter of 2009 compared to $7.1 million in the fourth quarter of 2008 due to the lower yields earned on loans and due to $357,000 of interest reversals on new non-accrual loans.

For the first quarter of 2009, Sun American recorded $2.8 million in provision for loan losses in response to higher levels of non-performing assets associated with collateral dependent commercial real estate loans. The comparative provision for loan loss for the three months ended December 31, 2008 was $2.3 million.

Operating expenses increased to $5.6 million for the first quarter of 2009, from $5.3 million in the first quarter of 2008. The increase in expenses was due to an increase of FDIC insurance of $400,000 compared to the first three months of 2008, and due to losses on sale of Other Real Estate Owned ("OREO") in the amount of $455,000 which was not required in 2008. Controllable operating expenses decreased by $579,000 in the first quarter of 2009 compared to the first quarter of 2008.

Robert Nichols, Chief Financial Officer of Sun American Bank, stated, "Our operating results for the first three months of 2009 continue to reflect the depressed economic conditions in our market place. Some of our borrowers continue to struggle to meet their loan repayment obligations. These borrower repayment issues are reflected in our financial results through reduced loan yields, higher than normal loan loss provisions, higher levels of non-accrual loans, higher OREO levels and higher operating expenses caused by increased loan legal and OREO disposal costs. We continue to work diligently with our clients to implement asset quality solutions where feasible."

Unaudited Balance Sheet Activity

Sun American Bancorp ended the quarter with assets of $601.1 million at March 31, 2009, up by $11.1 million or 2% from $590 million at December 31, 2008. The increase in asset levels was primarily due to an increase in cash liquidity of $22 million in the quarter.

Net loans declined to $454.5 million at March 31, 2009, a decrease of 3% from $466.0 million at December 31, 2008. Total non-performing assets were $49.9 million at March 31, 2009, compared to $29.8 million at December 31, 2008. The ratio of non-performing assets as a percentage of total assets increased to 10.8% at March 31, 2009, from 5.1% at December 31, 2008.

The total allowance for loan losses was $6.3 million at March 31, 2009 after taking charge offs of $3.0 million in the quarter. This compared to $6.6 million at December 31, 2008. The allowance for loan losses as a percentage of the total loan portfolio was 1.37% at March 31, 2009, compared to 1.39% at December 31, 2008. Before loan charge offs, the allowance for loan losses represented 2.0% of the total loan portfolio at March 31, 2009.

Total deposits of $459.7 million at March 31, 2009 had increased by $16 million or 16% from year end 2008, including a $22 million or 8% increase in core customer deposits.

Stockholders' equity decreased 12% to $36.7 million at March 31, 2009 compared to $41.8 million at December 2008. The $5.0 million decrease in equity was primarily due to a net loss in the quarter of $5.3 million.

Mr. Golden further commented that "Capital preservation remains a primary focus of the Bank during this difficult economic environment. We are actively pursuing new sources of capital to provide additional strength to our balance sheet. We remain well capitalized as measured by regulatory requirements. We are proactively working to mitigate asset quality issues where possible."

About Sun American Bancorp

Based in Boca Raton, Florida, Sun American Bancorp is the single-bank holding company of Sun American Bank, a state-chartered, federal member bank engaged in a general commercial and consumer banking business. Sun American Bank operates 14 offices in Miami, Broward, Palm Beach and Martin Counties in Southeast Florida. For additional information, please visit our website at www.sunamericanbank.com.

The Sun American Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3685

Except for historical information containing herein, the matters set forth in this news release are "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Although Sun American Bancorp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Sun American Bancorp's expectations. Factors that could contribute to such differences include those identified in Sun American Bancorp's Form 10-K for the year-ended December 31, 2008, and those described from time to time in Sun American's other filings with the Securities and Exchange Commission, news releases and other communications.

                        SUN AMERICAN BANCORP
                     CONSOLIDATED BALANCE SHEETS

                                        March 31,       December 31,
                                          2009             2008
                                       (Unaudited)
                                      -------------    -------------

 Cash and due from financial
  institutions                        $  38,468,980    $   5,371,609
 Federal funds sold                              --       11,189,000
                                      -------------    -------------
    Total cash and cash equivalents      38,468,980       16,560,609
 Securities available for sale           29,198,763       30,285,750
 Securities held to maturity (fair
  value 2009 - $55,390,222, 2008 -
  $54,170,963)                           54,263,042       52,752,317
 Loans, net of allowance for loan
  losses of $6,297,989 in 2009 and
  $6,562,780 in 2008                    454,507,544      466,017,871
 Federal Reserve Bank stock               1,503,100        3,018,150
 Federal Home Loan Bank stock             4,123,700        3,740,600
 Accrued interest receivable              2,322,883        2,656,414
 Premises and equipment, net              9,676,910        9,991,118
 Other assets                             7,059,977        4,963,019
                                      -------------    -------------
 TOTAL ASSETS                         $ 601,124,899    $ 589,985,848
                                      =============    =============

 LIABILITIES AND SHAREHOLDERS'
  EQUITY
 Deposits
    Non-interest bearing              $  48,923,546    $  43,116,630
    Interest bearing                    410,789,960      400,371,612
                                      -------------    -------------
       Total deposits                   459,713,506      443,488,242
 Securities sold under agreements
  to repurchase                          35,069,356       35,916,707
 Federal Home Loan Bank advances         58,000,000       58,000,000
 Notes payable                            7,528,871        7,528,871
 Accrued expenses and other
  liabilities                             4,072,262        3,268,828
                                      -------------    -------------
       Total liabilities                564,383,995      548,202,647

 Minority interest                           11,795           13,851
 Shareholders' equity
    Preferred Stock, $.01 par value;
     5,000,000 shares authorized;
     Series A - 93,750 issued and
     outstanding at March 31, 2009
     and December 31, 2008                  375,000          375,000
    Common stock, $.025 par value;
     20,000,000 shares authorized;
     10,934,944 issued and
     10,230,466 shares outstanding
     at March 31, 2009 and December
     31, 2008                               273,374          273,374
    Additional paid-in capital          107,161,563      106,864,390
    Accumulated deficit                 (66,858,654)     (61,517,170)
    Treasury stock at cost, 704,478
     shares at March 31, 2009 and
     December 31, 2008                   (3,574,046)      (3,574,046)
    Accumulated other comprehensive
     loss                                  (648,128)        (652,198)
                                      -------------    -------------
    Total shareholders' equity           36,729,109       41,769,350
                                      -------------    -------------

 TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY                              $ 601,124,899    $ 589,985,848
                                      =============    =============

                       SUN AMERICAN BANCORP
                 CONSOLIDATED STATEMENTS OF OPERATIONS
             Three months ended March 31, 2009 and 2008

                                         March 31,        March 31,
                                           2009              2008
                                      --------------    -------------
                                        (Unaudited)      (Unaudited)

 Interest and dividend income:
    Loans, including fees             $   5,864,028    $   8,196,907

    Securities                            1,090,548          941,181
    Federal funds sold and other             12,308           62,806
                                      --------------    -------------
                                          6,966.884        9,200,894
 Interest expense:
    Deposits                              3,467,469        3,612,994
    FHLB advances                           485,659          704,204
    Other                                   337,793          126,923
                                      --------------    -------------
                                          4,290,921        4,444,121
                                      --------------    -------------

 Net interest income before
  provision for loan losses               2,675,963        4,756,773
 Provision for loan losses                2,761,400          (48,400)
                                      --------------    -------------

 Net interest income after provision
  for loan losses                           (85,437)       4,805,173

 Non-interest income:
    Service charges on deposit
     accounts                               380,584          416,111
    Other income                              9,812          153,015
                                      --------------    -------------
                                            390,396          569,126

 Non-interest expenses:
    Salaries and employee benefits        2,247,502        2,458,759
    Occupancy and equipment               1,302,114        1,360,755
    Data and item processing                172,851          227,888
    Professional fees                       331,068          239,684
    Insurance                               554,516          157,450
    Advertising                              12,842           34,084
    Amortization of intangible
     assets                                      --          218,314
    Other                                 1,026,758          575,156
                                      --------------    -------------
                                          5,647,651        5,272,090
                                      --------------    -------------

 (Loss) Income before income taxes
  and minority interest                  (5,342,692)         102,209

 Minority interest in net loss
  (income) of subsidiary                      1,208              (97)
                                      --------------    -------------
 (Loss) income before provision for
  income taxes                           (5,341,484)         102,112
                                      --------------    -------------
 Income tax expense                              --           96,747
                                      --------------    -------------
 Net (loss) income                    $  (5,341,484)   $       5,365
                                      ==============   ==============

 Basic loss per share                 $       (0.52)   $        0.00
                                      ==============   ==============
 Diluted loss per share               $       (0.52)   $        0.00
                                      ==============   ==============
 Weighted average number of shares
  of common stock, basic                 10,230,466       10,462,434
                                      ==============   ==============
 Weighted average number of shares
  of common stock, diluted               10,230,466       10,538,272
                                      ==============   ==============

                         SUN AMERICAN BANCORP
            CONSOLIDATED AVERAGE BALANCE SHEET (UNAUDITED)

                          For the three months ended March 31,
                   --------------------------------------------------
                            2009                      2008
                   ------------------------  ------------------------
                                       Avg.                      Avg.
                                      Yield/                    Yield/
                     Avg.   Interest   Rate   Avg.     Interest  Rate
                    Balance    (4)      (3)  Balance     (4)     (3)
                   --------  --------  ----  --------  --------  ----
 (Dollars
  in
  thousands)
 Assets:
 Interest-
  earning
  assets:
 Investments
  (1)              $ 89,477  $  1,091  4.94% $ 61,577  $    941  6.13%
 Cash on
   deposit           22,759        12  0.22     7,775        63  3.24
 Loans:
   Commercial
    loans
    (2)              24,250       262  4.39    31,900       602  7.57
   Commercial
    mortgage
    loans (2)       288,141     4,094  5.76   301,276     5,632  7.50
   Consumer
    loans
     (2)              2,213        32  5.92     4,879        90  7.36
   Residential
    mortgage
    loans (2)        77,804     1,093  5.70    71,811     1,341  7.49
   Home
    equity
    and
    other
    loans
    (2)              30,865       383  5.02    31,217       532  6.84
                   --------  --------  ----  --------  --------  ----
     Total
      loans         423,273     5,864  5.62   441,083     8,197  7.45
                   --------  --------        --------  --------
 Total
  interest
  earning
  assets            535,509     6,967  5.28   510,435     9,201  7.23
 Non-
  interest
  earning
  assets             68,930                    74,150
                   --------                  --------

 Total             $604,439                  $584,585
                   ========                  ========

 Liabilities
  and
  Stockholders'
  Equity:
 Interest-
  bearing
  liabilities:
 Deposits:
   NOW
    accounts       $ 33,610       153  1.84  $ 74,520       570  3.07
   Money
    Market
    accounts         26,411       104  1.60    58,079       555  3.83
   Savings
    accounts         61,523       458  3.02    25,193       228  3.63
   Certificates
    of
    deposit         287,869     2,752  3.88   185,729     2,260  4.88
                   --------  --------        --------  --------

     Total
      interest-
      bearing
      deposits      409,413     3,467  3.43   343,521     3,613  4.22

 Federal
  funds
  purchased
  and
  securities
  sold under
  repurchase
  agreement          35,721       294  3.34     7,351        75  4.10
 Federal Home
  Loan Bank
  advances           63,111       486  3.12    76,824       704  3.68
 Notes
  payable             7,529        44  2.35     3,463        52  5.99
                   --------  --------        --------  --------

 Total
  interest
  bearing
  liabilities       515,774     4,291  3.37   431,159     4,444  4.13
                   --------  --------        --------  --------

 Non-
  interest
  bearing
  liabilities        47,447                    56,027
 Stockholders'
  equity             41,218                    97,399
                   --------                  --------
 Total             $604,439                  $584,585
                   ========                  ========

 Net
  Interest
  income
  and yield
  on net
  interest-
  earning
  assets                     $  2,676  2.03            $  4,757  3.74%
                             ========  ====            ========  =====

 (1) Includes investment securities, Federal Reserve Bank stock and
     Federal Home Loan Bank stock.
 (2) Excludes loans for which the accrual of interest has been suspended.
 (3) Yields and rates are annualized.
 (4) Includes fee income on loans.

CONTACT:  Sun American Bancorp
          Michael E. Golden, President, Chairman and CEO
          Robert Nichols, CFO
          (561) 544-1908